Exhibit 99.1

WABCO Appoints New Chief Financial Officer

BRUSSELS, Belgium – April 8, 2014 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies to improve the safety and efficiency of commercial vehicles, announced today that it has appointed Prashanth Mahendra-Rajah to the role of Chief Financial Officer (CFO) starting June 3, 2014.

Prashanth Mahendra-Rajah brings to WABCO over 20 years of experience gained from senior finance roles in a broad range of multinational and high-tech enterprises, including VISA, as well as United Technologies Corporation and its subsidiaries Carrier Corporation and Pratt & Whitney. He has held leadership positions located in Asia, Europe and North America. Most recently, Prashanth Mahendra-Rajah served as CFO of the Silicon Systems Group, a $6 billion division of Applied Materials, based in Santa Clara, Calif.

“We are delighted to have attracted someone of Prashanth’s caliber to join WABCO’s globally diverse executive team,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “We look forward to leveraging his keen business acumen and financial management expertise to support WABCO’s growth strategies alongside meeting our ambitious targets for superior value generation.”

Prashanth Mahendra-Rajah holds a Master in Business Administration from Purdue University in West Lafayette, Ind. He also holds a Master of Science in Engineering from Johns Hopkins University in Baltimore, Md., and a Bachelor of Science in Chemical Engineering from the University of Michigan in Ann Arbor, Mich.

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, bus and trailer manufacturers. With sales of $2.7 billion in 2013, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Media contact

Tobias Mueller, +49 69 7191 6834, tobias.mueller@klenkhoursch.de

Investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com

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